Exhibit 99.1
BMP Sunstone Appoints Les R. Baledge to Board of Directors
PLYMOUTH MEETING, PA., April 28, 2009 (PRNewswire) — BMP Sunstone Corporation (NASDAQ:BJGP) (“BMP Sunstone” or the “Company”) today announced the election of Les R. Baledge to its board of directors following the Company’s annual shareholder meeting on Monday, April 27, 2009.
Mr. Baledge has over two decades of experience in corporate law. From 1999 to 2004, Mr. Baledge served as Executive Vice President and General Counsel for Tyson Foods, a leading multinational food company. Prior to that, he was counsel to Kutak Rock LLP. From 1981 to 1998, he served as a partner at the Rose Law Firm, where he advised numerous public and private companies. Mr. Baledge received his J.D. and B.A. from the University of Arkansas. He is currently an active private investor.
“We welcome Mr. Baledge to our board and look forward to his contributions as an expert in international law and business,” said David Gao, Chief Executive Officer of BMP Sunstone.
Additionally, the Company’s stockholders re-elected incumbent directors Martyn D. Greenacre, David Gao, Jack M. Ferraro, Frank J. Hollendoner, John W. Stakes III, M.D., Albert Yeung, Zhiqiang Han and Zhijun Tong at the annual meeting of stockholders.
About BMP Sunstone Corporation
BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China. Currently this portfolio includes eight products under exclusive multi-year licenses for China, primarily focused on women’s health and pediatrics. The Company also owns Sunstone Pharmaceutical Co. Ltd., which manufactures leading pediatric and women’s health products, including two of China’s most recognized brands, “Hao Wawa” and “Confort,” sold through approximately 120,000 pharmacies in China. The Company also provides pharmaceutical distribution services through its subsidiaries in Beijing and Shanghai, and through its affiliate, Guangzhou Pharmaceuticals Corp. The Company has its main office in Beijing, with a US office in Plymouth Meeting, PA. For more information, please visit www.bmpsunstone.com.
Contact
Integrated Corporate Relations, Inc.
Ashley M. Ammon and Christine Duan
203-682-8200 (Investor Relations)